    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2000
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE TO
                            ------------------------
                             TENDER OFFER STATEMENT
                   UNDER SECTION 14(D)(1) OR 13(E)(1) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.       )

                            PETER KIEWIT SONS', INC.
                       (NAME OF SUBJECT COMPANY (ISSUER))

                            PETER KIEWIT SONS', INC.
                (NAME OF FILING PERSON(S) (OFFEROR AND ISSUER))

                                 COMMON STOCK,
                                PAR VALUE $0.01
                                   PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                      N/A
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                TOBIN A. SCHROPP
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            PETER KIEWIT SONS', INC.
                                  KIEWIT PLAZA
                             OMAHA, NEBRASKA 68131
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
           NOTICES AND COMMUNICATIONS ON BEHALF OF FILING PERSON(S))
                            ------------------------

                                With a copy to:

                               JOHN S. D'ALIMONTE
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                               NEW YORK, NY 10019
                                 (212) 728-8000
                            ------------------------

                           CALCULATION OF FILING FEE
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
             TRANSACTION VALUATION(1)                             AMOUNT OF FILING FEE(2)
                    $22,302,038                                           $4,461
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

(1) Estimated for purposes of calculating the amount of the filing fee only in accordance with Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based on the formula price per share of the common stock of Peter Kiewit Sons', Inc. (calculated pursuant to its Restated Certificate of Incorporation) to be received by Peter Kiewit Sons', Inc. from stockholders who are employees of Kiewit Materials Company in exchange for shares of common stock of Kiewit Materials Company.

(2) The entire amount of the filing fee has been offset by the amount of the filing previously paid by Kiewit Materials Company as described below.

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

AMOUNT PREVIOUSLY PAID: $5,888                    FILING PARTY: KIEWIT MATERIALS COMPANY
FORM OR REGISTRATION NO.: 333-30768               DATE FILED: FEBRUARY 18, 2000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

    Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] third-party tender offer subject to Rule      [ ] going-private transaction subject to Rule
  14d-1.                                          13e-3.
[X] issuer tender offer subject to Rule 13e-4.    [ ] amendment to Schedule 13D under Rule
                                                  13d-2.

    Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]
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

     This Tender Offer Statement on Schedule TO relates to the offer by Peter Kiewit Sons', Inc. ("Kiewit") to exchange its shares of common stock, par value $0.01 per share ("Kiewit Common Stock"), held by employees of Kiewit Materials Company, a wholly owned subsidiary of Kiewit ("Materials"), for shares of common stock, par value $0.01 per share ("Materials Common Stock"), of Materials with an equal aggregate formula price (the "Share Exchange"). The Share Exchange is subject to the terms and conditions described in Amendment No. 4 to the Registration Statement on Form S-4 filed by Materials with the Securities and Exchange Commission on August 8, 2000 (File No. 333-30768) (the "Registration Statement") and the Prospectus relating to the Materials common stock (the "Prospectus") contained therein (each of which is an exhibit and incorporated herein by reference as set forth below). The Share Exchange will expire at 11:59 p.m. Omaha time, on September 14, 2000, unless extended.

     All information set forth in the Prospectus is incorporated by reference in response to items 1 through 11 in this Schedule TO except those items as to which information is specifically provided herein.

ITEM 12.  EXHIBITS.

                      Form of Letter of Transmittal.(1)
Exhibit (a)(1)(A)
                      Form of Letter to Kiewit stockholders who are Materials employees.(2)
Exhibit (a)(1)(B)
                      Prospectus, dated August 15, 2000.
Exhibit (a)(4)
                      Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) with respect to certain tax matters.(3)
Exhibit (h)(A)
                      Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois).
Exhibit (h)(B)

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(1) Filed as an exhibit to Amendment No. 4 to Kiewit Materials Company's
    Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 8, 2000 (File No. 333-30768).

(2) Filed as an exhibit to Amendment No. 2 to Kiewit Materials Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on June 8, 2000 (File No. 333-30768).

(3) Filed as an exhibit to Amendment No. 3 to Kiewit Materials Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on July 28, 2000 (File No. 333-30768).

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          /s/ KENNETH E. STINSON
                                          --------------------------------------
                                          Kenneth E. Stinson
                                          President, Chief Executive Officer
                                          and Chairman of the Board of Directors

August 15, 2000

                                 EXHIBIT INDEX

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
Exhibit (a)(1)(A)   Form of Letter of Transmittal.(1)
Exhibit (a)(1)(B)   Form of Letter to Kiewit stockholders who are Materials
                    employees.(2)
Exhibit (a)(4)      Prospectus, dated August 15, 2000.
Exhibit (h)(A)      Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)
                    with respect to certain tax matters.(3)
Exhibit (h)(B)      Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois).

---------------
(1) Filed as an exhibit to Amendment No. 4 to Kiewit Materials Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 8, 2000 (File No. 333-30768).

(2) Filed as an exhibit to Amendment No. 2 to Kiewit Materials Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on June 8, 2000 (File No. 333-30768).

(3) Filed as an exhibit to Amendment No. 3 to Kiewit Materials Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on July 28, 2000 (File No. 333-30768).